Knoll

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Second Quarter Results; New Products including Generation by Knoll® Drive Better than Expected Shipments

EAST GREENVILLE, PA, July 16, 2010 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2010. Net sales were $192.3 million for the quarter, a decrease of 4.9% from the second quarter 2009. Sequentially, when compared with the first quarter of 2010, net sales increased 9.7%. Operating profit was $11.9 million, or 6.2% of net sales, a decrease of 35.7% from the second quarter 2009. Excluding restructuring charges of $2.2 million, operating profit was $14.1 million for the second quarter of 2010, or 7.3% of net sales, a decrease of 31.6% when compared to adjusted operating profit from the second quarter of 2009. During the second quarter of 2010, we recorded a tax benefit of $2.5 million related to foreign tax credits. Net income was $8.7 million, an increase of 7.4% over the second quarter 2009. Earnings per share for the second quarter of 2010 was $0.19 compared to $0.18 earnings per share in the prior year. Adjusted earnings per share for the second quarter of 2010 was $0.22 compared to $0.21 adjusted earnings per share in the prior year, an increase of 4.8%.

"I am extremely proud of the results we reported today," commented Andrew Cogan, CEO.

"As we navigated Knoll through the downturn our objective has been to protect our industry leading levels of profitability while aggressively investing in new products to position Knoll as the design leader for the contemporary workplace. I firmly believe that we have accomplished both these goals as demonstrated by our financial performance and a 2010 Best of NeoCon Innovation award for our new Antenna™ Workspaces product. Coming on the heels of last year's Best of NeoCon Gold award for our Generation by Knoll work chair we have established significant design momentum in the marketplace that should drive growth in the years ahead."

Second Quarter Results

Second quarter 2010 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/10	6/30/09	Change

Net Sales	$192.3	$202.2	(4.9)%
Gross Profit	63.0	70.7	(10.9)%
Operating Expenses	49.0	50.1	(2.2)%
Restructuring Charges	2.2	2.1	N/A
Operating Profit	11.9	18.5	(35.7)%
Adjusted Operating Profit	14.1	20.6	(31.6)%
Net Income	8.7	8.1	7.4%
Earnings Per Share - Diluted	.19	.18	5.6%
Adjusted Earnings Per Share - Diluted	.22	.21	4.8%
Backlog	132.5	134.1	(1.2)%

Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $192.3 million, a decrease of $9.9 million, or 4.9%, over the second quarter of 2009. The decrease in sales for the quarter was experienced across the majority of our product lines. Systems continued to decline at the largest rate when compared with the prior year quarter. For the second consecutive quarter, our overall seating sales experienced year-over-year growth during the quarter as sales continue to increase for our Generation by Knoll Chair®. Geographically, when compared with the prior year, North America sales declined while European sales increased during the second quarter of 2010.

Backlog of unfilled orders at June 30, 2010 was $132.5 million, a decrease of $1.6 million, or 1.2% compared to unfilled orders at June 30, 2009.

Gross profit for the second quarter of 2010 was $63.0 million, a decrease of $7.7 million, or 10.9%, over the same period in 2009. Gross profit as a percentage of net sales decreased to 32.8% in the second quarter of 2010 from 35.0% in the same quarter of 2009. The decrease in gross margin from the second quarter of 2009 largely resulted from price deterioration and unfavorable movements in foreign exchange. In addition, lower absorption of our fixed costs as a result of our lower sales volumes added to the decline.

Operating expenses for the quarter were $49.0 million, or 25.5% of net sales, compared to $50.1 million, or 24.8% of net sales, for the second quarter of 2009. The decrease in operating expenses during the second quarter of 2010 was in large part due to decreased spending in conjunction with our lower sales volumes.

We generated operating profit for the second quarter of 2010 of $11.9 million, a decrease of $6.6 million, or 35.7%, over the same period in 2009. Operating profit as a percentage of net sales was 6.2% for the second quarter of 2010. Operating profit for the second quarter of 2010 includes restructuring charges of $2.2 million. Excluding those restructuring charges, operating profit would have been $14.1 million, or 7.3% as a percent of sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense increased $1.6 million over the second quarter 2009. The increase in interest expense is due to interest rate swap agreements that went into effect during the second quarter of 2009. Two of these agreements expired June 9, 2010 and the remaining two expire June 9, 2011. Other income for the second quarter of 2010 was $2.3 million which included $2.5 million of foreign exchange gains and $0.2 million of miscellaneous expense. Other expense for the second quarter 2009 was $2.7 million which included $2.8 million of foreign exchange losses offset by $0.1 million of miscellaneous income.

The effective tax rate was 11.9% for the quarter, as compared to 37.5% for the same period last year. The decrease in our effective tax rate was due to a $2.5 million tax benefit that was recorded during the second quarter of 2010. The tax benefit related to foreign tax credits. Without this benefit, our tax rate for the second quarter of 2010 would have been 37.0%. Net income for the second quarter 2010 was $8.7 million, or $0.22 adjusted earnings per share, as compared to $8.1 million, or $0.21 adjusted earnings per share, for the same quarter in 2009.

Cash generated from operations during the second quarter 2010 was $19.8 million, compared to $27.8 million in the same period of 2009. Capital expenditures for the second quarter 2010 totaled $1.5 million compared to $5.1 million for 2009. We repaid $13.0 million of debt during the second quarter of 2010 compared to $23.0 million during the second quarter of 2009. We also paid a quarterly dividend of $0.9 million, or $0.02 per share, in the second quarter of 2010 and 2009.

"We continue to use free cash to de-lever our balance sheet and expect our leverage ratio to sequentially improve through the balance of the year. We reduced our debt by $13.0 million dollars this quarter and we are comfortably in compliance with our bank covenants," commented Barry L. McCabe, EVP & CFO.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist primarily of severance related expenses associated with restructuring charges. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2010	2009

Earnings per Share - Diluted	$0.19	$0.18
Add back:
Restructuring charges	0.03	0.03

Adjusted Earnings per Share - Diluted	$0.22	$0.21

The following table reconciles Adjusted Operating Profit to Operating Profit for the periods indicated.

	Three Months Ended June 30,
	2010	2009

Operating Profit ($mm)	$11.9	$18.5
Add back:
Restructuring charges	2.2	2.1

Adjusted Operating Profit	$14.1	$20.6

Conference Call Information

Knoll will host a conference call on Friday, July 16, 2010 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 260-8140

International 617 614-3672

Passcode 34279173

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through July 23, 2010 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 39914328).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$192,275	$202,197	$367,534	$414,806
Cost of sales	129,235	131,468	247,833	269,310

Gross profit	63,040	70,729	119,701	145,496
Selling, general, and administrative expenses	48,953	50,142	92,598	101,905
Restructuring and other charges	2,147	2,073	5,755	8,312

Operating income	11,940	18,514	21,348	35,279
Interest expense	4,410	2,856	8,563	5,627
Other income (expense), net	2,318	(2,747)	905	(1,423)

Income before income tax expense	9,848	12,911	13,690	28,229
Income tax expense	1,172	4,837	2,799	10,630

Net income	$8,676	$8,074	$10,891	$17,599

Earnings per share:
Basic	$.19	$.18	$.24	$.39
Diluted	$.19	$.18	$.24	$.39
Weighted-average shares outstanding:
Basic	45,631,958	45,386,945	45,624,003	45,344,388
Diluted	46,041,300	45,389,692	45,948,089	45,345,762

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$10,418	$5,961
Customer receivables, net	109,545	113,652
Inventories	78,282	79,964
Prepaid and other current assets	21,545	14,300

Total current assets	219,790	213,877
Property, plant, and equipment, net	122,576	135,045
Intangible assets, net	298,332	299,162
Other noncurrent assets	7,562	7,536

Total Assets	$648,260	$655,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$122	$149
Accounts payable	67,419	74,687
Other current liabilities	85,829	78,428

Total current liabilities	153,370	153,264
Long-term debt	277,128	295,156
Other noncurrent liabilities	120,980	117,638

Total liabilities	551,478	566,058

Stockholders' equity	96,782	89,562

Total Liabilities and Stockholders' Equity	$648,260	$655,620

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)

Net income	$10,891	$17,599

Cash Flows provided by Operating Activities	31,362	12,923

Cash Flows used in Investing Activities	(3,161)	(10,233)

Cash Flows used in Financing Activities	(19,645)	(6,000)

Effect of exchange rate changes on cash and cash equivalents	(4,099)	2,173

Increase (decrease) in cash and cash equivalents	4,457	(1,137)

Cash and cash equivalents at beginning of period	5,961	14,903

Cash and cash equivalents at end of period	$10,418	$13,766